Exhibit 99.1
Carla Baca
Associate Vice President, Investor Relations
P:615.269.8175
News Release
HEALTHCARE REALTY TRUST ANNOUNCES RENEWAL OF REVOLVING CREDIT FACILITY AND EXTENSION AND EXPANSION OF TERM LOAN FACILITY

NASHVILLE, Tennessee, May 31, 2019 - Healthcare Realty Trust Incorporated (NYSE:HR) announced today that it has entered into an amended and restated $700 million unsecured revolving credit facility (the “Credit Facility”) and an amended and restated term loan that expands the existing $150 million term loan facility to $200 million and creates a new seven-year $150 million term loan facility (the “Term Loan”).
The Credit Facility is an unsecured, $700 million, four-year revolving credit facility that improves the Company’s borrowing costs by 10 basis points over the previous revolving credit facility. Loans outstanding under the Credit Facility bear interest at a rate equal to LIBOR plus a margin rate (currently 0.90%) based on the Company's credit ratings. In addition, the Company pays a facility fee per annum (currently 0.20%) on the aggregate amount of commitments, also based on the Company’s credit ratings. The Credit Facility matures on May 31, 2023 and may be extended for two additional periods of six months each at the Company’s option.
The Term Loan is an unsecured term loan agreement consisting of: (i) a $200 million senior unsecured term loan facility with a five-year term (the "Tranche A Term Facility"); and (ii) a $150 million senior unsecured term loan facility with a seven-year term (the "Tranche B Term Facility"). The Tranche A Term Facility is fully drawn with $200 million outstanding and matures on May 31, 2024. Loans outstanding under the Tranche A Term Facility bear interest at a rate equal to LIBOR plus a margin rate (currently 1.00%) based on the Company's credit ratings. The Tranche B Term Facility has a delayed draw feature that allows the Company up to nine months to draw against the commitments. No loans are currently outstanding under the Tranche B Term Facility and it will mature on June 1, 2026. Loans under the Tranche B Term Facility bear interest at a rate equal to LIBOR plus a margin rate (currently 1.60%) based on the Company's credit ratings. Committed amounts that remain undrawn are subject to a ticking fee (currently 0.20%) based on the Company's credit ratings.
Each of these new facilities bears interest at a floating rate. To mitigate exposure to fluctuating interest rates, the Company enters into interest rate swaps from time to time. As of May 31, 2019, the Company had interest rate swaps outstanding in the aggregate notional amount of $175.0 million with a weighted average fixed interest rate of 2.29%, plus the applicable margin rate.
The Credit Facility was arranged by Wells Fargo Bank, National Association, as Administrative Agent, and Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., U.S. Bank National Association, and PNC Capital Markets LLC as joint lead arrangers. The Term Loan was arranged by Wells Fargo Bank, National Association, as Administrative Agent, and Wells Fargo Securities, LLC, PNC Capital Markets LLC, and U.S. Bank National Association as joint lead arrangers. A total of 17 banks committed funds to the new facilities.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of March 31, 2019, the Company owned 201 real estate properties in 26 states totaling 15.0 million square feet and was valued at approximately $5.5 billion. The Company provided leasing and property management services to 11.3 million square feet nationwide.

Additional information regarding the Company, including this quarter's operations, can be found at www.healthcarerealty.com. Please contact the Company at 615.269.8175 to request a printed copy of this information.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2018 under the heading "Risk Factors," and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements. A reconciliation of all non-GAAP financial measures in this release is included herein.